Exhibit 10.2
                                                                    ------------
                                    GSV, INC.
                                  191 Post Road
                           Westport, Connecticut 06880


                                                August 31, 2005

Brooks Station Holdings, Inc.
c/o Cavallo Capital Corp.
660 Madison Avenue
New York, New York 10021

        Re:     Waiver of Default and Amendment of Promissory Notes
                ---------------------------------------------------

Dear Sirs:

               Brooks Station Holdings, Inc. ("Brooks Station") holds two promissory notes issued by GSV, Inc. (the "Company"), as follows: (i) a promissory note dated July 21, 2003, in the principal amount of $200,000 (the "July 2003 Note") and (ii) a promissory note dated March 18, 2004, in the principal amount of $25,000 (the "March 2004 Note" and, together with the July 2003 Note, the "Notes"). Each of the Notes bears interest at the rate of 8% per annum and is secured by a first priority security interest in all assets of the Company pursuant to a Security Agreement between the Company and Brooks Station dated as of July 21, 2003. By agreement dated March 10, 2005, each of the Notes was amended to extend its maturity date to September 1, 2005 (the "Old Maturity Date").

               Contemporaneously with the execution of this letter agreement, the Company is paying Brooks Station $27,909.59, representing the principal amount and accrued interest on the March 2004 Note. Brooks Station hereby acknowledges receipt of such payment and herewith surrenders the March 2004 Note to the Company for cancellation.

               Brooks Station and the Company now wish to extend the maturity of the July 2003 Note to March 1, 2006, in accordance with the terms set forth below:

               1. Waiver of Default. Brooks Station hereby waives any claim against the Company or its assets arising from the Company's failure to pay the principal and accrued interest on the Notes on the Old Maturity Date or thereafter through the date of this letter agreement.

               2. Extension of Maturity Date. Brooks Station and the Company agree that Section 1 of the July 2003 Note is hereby amended to read as follows:

                    "1. The  principal  amount of this Note,  together  with any unpaid accrued interest thereon, shall be due and payable on March 1, 2006."

               3. Miscellaneous.

               (i) Except as herein amended, the July 2003 Note shall remain in full force and effect. This letter agreement may not be amended, revised, terminated or waived except by an instrument in writing signed and delivered by the party to be charged therewith.

               (ii) This letter agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

               (iii) This letter  agreement  shall be construed  and governed by the laws of the State of New York, applicable to agreements made and to be performed entirely therein.

               If you are in agreement with the foregoing, please sign below and return the original to the Company, keeping a copy for your files.

                                        Sincerely,


                                        GSV, INC.


                                        By: /s/ Gilad Gat
                                            -------------
                                            Name:    Gilad Gat
                                            Title:   Chief Executive Officer and
                                                     President

Acknowledged and agreed:

BROOKS STATION HOLDINGS, INC.


By:      /s/ Daniel Golan
         ------------------
         Name:    Daniel Golan
         Title:   President


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